                                                                Exhibit 10 (iii)







                              EMPLOYMENT AGREEMENT

                                       OF

                                 ROBERT D. BATES

                        Effective as of the Closing Date

                                Table of Contents


Section 1.  Term of Employment....................................................................................1

Section 2.  Position and Responsibilities.........................................................................1

Section 3.  Standard of Care......................................................................................1

Section 4.  Compensation..........................................................................................2

Section 5.  Expenses..............................................................................................4

Section 6.  Employment Terminations...............................................................................4

Section 7.  Covenants and Remedies................................................................................6

Section 8.  Assignment............................................................................................7

Section 9.  Miscellaneous.........................................................................................7

Section 10.  Governing Law........................................................................................8



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                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT, entered into by and between JEFFERSON-PILOT CORPORATION (the "Company") and ROBERT D. BATES (the "Executive"), as of September 19, 1999, to be and become effective as of the Closing Date, as defined in Section 1.2 of the Agreement and Plan of Merger, dated as of September 19, 1999, among LG MERGER CORP., the Company and THE GUARANTEE LIFE COMPANIES INC. (the "Prior Employer").

         WHEREAS, the Executive is presently employed by the Prior Employer in the capacity of Chairman of the Board, President, and Chief Executive Officer; and

         WHEREAS, the Executive possesses considerable experience and knowledge of the business and affairs of the Prior Employer and its respective policies, methods, personnel, and operations; and

         WHEREAS, the Company recognizes that the Executive has demonstrated unique qualifications to act in an executive capacity for the Company; and

         WHEREAS, the Company is desirous of assuring for itself the employment of the Executive following the Closing Date;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.  TERM OF EMPLOYMENT

         The Company agrees to employ the Executive and the Executive hereby agrees to serve the Company in accordance with the terms and conditions set forth herein, for the period commencing on the Closing Date and ending December 31, 2002. Such period shall hereafter be referred to as the "Term."

SECTION 2.  POSITION AND RESPONSIBILITIES

         During the Term, the Executive agrees to serve as Executive Vice President of the Company, a member of Company's Management Committee, and as President of the Company's Group Life Operations. As part of his duties hereunder, the Executive shall perform such services for the Company and any of its subsidiaries consistent with his position with the Company as the Chief Executive Officer of the Company (the "Company CEO") shall assign to him from time to time.

SECTION 3.  STANDARD OF CARE

         During the Term, the Executive agrees to devote substantially his full time, attention, and energies to the Company's business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage.

However, subject to Section 7 herein, the Executive may serve as a director of other companies with the prior written approval of the Company CEO, it being understood that the Company CEO shall, absent good reason to the contrary, approve the Executive's request for service on two such boards and shall have complete discretion to approve or reject any request for service on more than two boards. The Executive covenants, warrants, and represents that he shall:

         (i) Devote his full and best efforts to the fulfillment of his employment obligations; and

         (ii) Exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties.

         Subject to the covenants of Section 7 herein, this Section 3 shall not be construed as preventing the Executive from investing assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made.

SECTION 4.  COMPENSATION

         As remuneration for all services to be rendered by the Executive during the Term, and as consideration for complying with the terms of this Agreement, the Company shall pay and provide to the Executive the following.

         4.1. Base Salary. The Company shall pay the Executive an annual Base Salary at the rate of $400,000 per annum. This Base Salary shall be paid to the Executive in substantially equal bimonthly installments throughout the year, consistent with the normal payroll practices of the Company. Commencing on the first anniversary of the Closing Date, the annual Base Salary shall be reviewed at least annually to ascertain whether, in the sole judgment of the Board or the Board's designee, the Executive should receive a merit increase to such Base Salary based primarily on the performance of the Executive during the year. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement.

         4.2. Annual Bonus. The Company shall provide the Executive with the opportunity to earn an annual cash bonus for each of calendar years 2000, 2001 and 2002 equal to 25% of his Base Salary upon achievement of Threshold levels of earnings, 50% of Base Salary at achievement of Target levels of earnings and 100% of Base Salary at achievement of Superior levels of earnings, with the amounts payable for achievement of levels between Threshold and Target levels or Target and Superior levels determined by mathematical interpolation between such levels. The earnings levels with respect to each such calendar year shall be as set forth on Exhibit A attached hereto.

         4.3. Signing Incentives. (a) Stock Award. As an inducement for the Executive to enter into this Agreement and to provide the Company the covenants contained in Sections 7.1 hereof, the Company shall grant the Executive, effective at the Closing Date, the greatest number of whole shares of its common stock as shall be determined under the formula (A) minus (B), divided by (C), where (A), (B) and (C) are:

         (A)      $3,500,000 minus

         (B) all required federal, state and local income and employment taxes required to be withheld (or, if greater, the amount the Executive elects to have withheld on the amount described in subclause (A) hereof); divided by

         (C) the closing price per share of a share of Company's common stock on the Closing Date, or if the Closing Date is not a business day, on the immediately preceding business day (the "Closing Value").

         The Company shall also pay to the appropriate tax authorities on behalf of the Executive an amount in cash equal to the withholding obligations set forth in subclause (B) above, and pay the Executive a cash amount equal to the value of any fraction of a share of Company's Common Stock that would have derived from the formula set forth above had it not been limited to whole shares.

         Notwithstanding anything else contained herein to the contrary, if the Executive voluntarily terminates his employment prior to the end of the Term other than due to his death, Disability (as defined in Section 6.2) or pursuant to Section 6.4, the Executive shall repay to the Company, as liquidated damages, an amount equal to $3,500,000 times a fraction, the numerator of which is the number of days remaining during the Term after the date of such voluntary termination and the denominator of which is 1095.

         (b) Stock Option Grant. The Executive shall be granted as of the Closing Date nonqualified stock options in respect of the greatest number of whole shares of the Company's common stock equal to $2,100,000 divided by the Closing Value (the "Initial Options"). The Initial Options shall have an exercise price equal to the Closing Value, and shall become exercisable, if at all, as to the number of shares of Company's Common Stock determined in accordance with the following schedule:

                                       Initial Shares Exercisable            Additional Shares Exercisable
                                           Upon Achievement of                Upon Achievement of Target
                                                Threshold                     Earnings for Relevant Year
Exercise Date                          Earnings for Relevant Year            -----------------------------
                                       --------------------------
2001   Determination                               10%                                     23.33%
Date
2002   Determination                               10%                                     23.33%
Date
2003   Determination                               10%                                     23.34%
Date

         With respect to any year, the Determination Date shall mean the date during February of such calendar year when the Board of Directors or the appropriate committee thereof determines whether the performance objectives have been attained with respect to bonuses payable for service and performance in the immediately prior calendar year, provided that if any portion of the Initial Options or any other options granted under this Section 4.3(b) becomes exercisable as of a Determination Date, such option shall be deemed to have become exercisable as of the end of the prior calendar year.

         In addition, to the extent that any portion of the Initial Options has not become exercisable as of a prior Determination Date in accordance with the foregoing schedule, such portion shall become exercisable as of any subsequent Determination Date if the cumulative earnings performance attained (measured separately for Threshold and Target levels of earnings) for all calendar years completed prior to such Determination Date are at least equal to the sum of the objectives for such level of achievement for each such completed year. To illustrate, assume that for 2000 earnings are $40, and Threshold is $39 and Target is $43.1 The Executive shall be entitled to exercise 10% of the Initial Options as of December 31, 2000. If target levels for 2001 are $54, and performance for 2001 is at $64, the Executive will be entitled to exercise in the aggregate 66.66% of the Initial Options, since 33.33% will become exercisable by reason of 2001 performance (achievement of $64 versus Target of $54), 10% became exercisable in 2000 (achievement of $40 versus Threshold of $39) and the 23-1/3% that had not vested in as a result of the 2000 results will become exercisable due to cumulative performance (achievement of $104 for 2000 and 2001 versus cumulative Target of $97 ($43 plus $54) for 2000 and 2001).

         At the first regular meeting of the Board of Directors at which options are granted to employees generally in each of 2001 and 2002 (or, if earlier March 31, of either such year), if at least the Target level of earnings for the preceding year has been achieved, the Company shall grant the Executive an additional option in respect of the number of whole shares of the Company's common stock determined by dividing $700,000 by the closing price of such common stock on the grant date of such option (or, if the grant date is not a business day, on the immediately preceding business day) (either such closing value shall be referred to as the "Grant Date Value"). The option, if any, granted in either 2001 (the "2001 Performance Option") or 2002 (the "2002 Performance Option") pursuant to the immediately preceding sentence shall have an exercise price equal to the applicable Grant Date Value. If granted, the 2001 Performance Option shall become exercisable in accordance with the following schedule, if the earnings levels established for 2001 and 2002, as determined in accordance with Exhibit A, are achieved:


                                       Initial Shares Exercisable            Additional Shares Exercisable
                                           Upon Achievement of                Upon Achievement of Target
                                                Threshold                     Earnings for Relevant Year
Exercise Date                          Earnings for Relevant Year            -----------------------------
                                       --------------------------
2002   Determination                               15%                                       35%
Date
2003   Determination                               15%                                       35%
Date

         In addition, to the extent that any portion of the 2001 Performance Option has not become exercisable at the 2002 Determination Date in accordance with the foregoing schedule, such portion shall become exercisable at the 2003 Determination Date if the cumulative earnings performance attained (measured separately for Threshold and Target earnings levels of earnings) for all completed years of the employment through December 31, 2002 are at least equal to the sum of the objectives for such level of achievement for 2002 and 2003.


------------------------------------
(1) All dollars are in millions.

         If granted, the 2002 Performance Option shall become exercisable as of the 2003 Determination Date as to 30% of the shares covered thereby if Threshold levels of earnings are achieved with respect to 2002 and as to the remaining 70% of such shares if Target levels are achieved with respect to such year.

         All options granted in accordance with the terms of this Section 4.3(b) shall be nonqualified stock options having a term of 10 years, but shall only be exercisable for 60 days following the Executive's termination of employment, except that, if the Executive remains employed by the Company for the full Term, any such options that shall have become exercisable shall remain exercisable until the earlier to occur of (i) the fifth anniversary of the date of the Executive's termination of employment or (ii) the expiration of their term. Except as provided herein or as may be expressly permitted by the Board of Directors of the Company or its delegate, no event or occurrence shall cause any of the options granted under this Section 4.3(b) to become exercisable.

         4.4. Employee Benefits. During the Term, and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all benefits which other employees of the Company are entitled to receive, in accordance with the terms and conditions of any policies or plans applicable to such benefits as generally applicable to all such employees. Notwithstanding the foregoing, except to the extent required by applicable law, in no event shall the Executive receive any credit for service with the Prior Employer for any purpose under any qualified or nonqualified employee pension plan or other post-retirement benefits maintained by the Company.

         4.5. Perquisites. The Company shall provide to the Executive all perquisites to which other Executive Vice Presidents of the Company are entitled to receive. The Executive shall be entitled to four weeks' vacation per annum. As a member of the Management Committee, the Executive shall have the right to use the Company aircraft in accordance with the terms of the applicable Company policy. The Company shall continue to provide the Executive with the same club membership dues that were provided by the Prior Employer immediately prior to the Closing Date.

SECTION 5.  EXPENSES

         The Company shall pay, or reimburse the Executive, for all ordinary and necessary expenses in a reasonable amount which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies of which the Executive's participation is in the best interest of the Company. The expenses will be accounted for and reimbursed through the Company's normal expense reporting and approval process.

SECTION 6.  EMPLOYMENT TERMINATIONS

         6.1. Termination Due to Death. In the event of the death of the Executive during the term of this Agreement, or during any period of Disability during which the Executive is receiving compensation pursuant to Section 6.2 herein, the Company shall pay to the Executive's surviving spouse, or other beneficiary as so designated by the Executive during his lifetime, or to the Executive's estate, as appropriate, all compensation and benefits to which the Executive had a vested right pursuant to this Agreement. For purposes of all subsections of this Section 6, the Executive's vested rights shall include all earned Base Salary (at the rate then in effect as provided in Section 4.1 herein), accrued current year vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of his termination of employment. The Executive's estate or designated beneficiary also shall receive, at the time bonuses are payable to other executives of the Company for the year in which the Executive's employment terminates, a bonus equal to the product (the "Bonus Payment Amount") of (i) the amount that would have been payable to the Executive in respect of such year had the Executive continued in the Company's employ for the entire year times (ii) a fraction, the numerator of which is the number of days elapsed prior to Executive's termination of employment and the denominator of which is 365.

         6.2. Termination Due to Disability. In the event that the Executive becomes Disabled during the term of this Agreement and is, therefore, unable to perform his duties herein for a period of more than one hundred eighty (180) calendar days in the aggregate, whether or not consecutive, during any period of twelve (12) consecutive months, or in the event the appropriate committee of the Board of Directors determines that the Executive's Disability is reasonably expected to exist for more than a period of one hundred eighty (180) calendar days, the Company shall have the right to terminate this Agreement and the Executive's employment hereunder. Upon such termination, the Company shall pay to the Executive all benefits to which the Executive has a vested right at that time. The Executive also shall receive, at the time bonuses are payable to other executives of the Company for the year in which the Executive's employment terminates, a bonus equal to the Bonus Payment Amount.

         The term "Disability" shall mean, for all purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment, as contemplated by Section 2 herein, such Disability to be determined by the Board of Directors of the Company upon receipt and in reliance on competent medical advice from one or more individuals, selected by such Board and acceptable to the Executive, who are qualified to give such professional medical advice. Notwithstanding the above, no Disability of the Executive shall exist under this Agreement unless a Disability is found to exist under the Company's long-term disability plan.

         6.3. Involuntary Termination by the Company. If 100% of the Target earnings levels for 2000 and 75% of such Target earnings levels for 2001 related to the Initial Options have not been achieved on a cumulative basis through September 30, 2001, then the Company may, by written notice to the Executive delivered as soon as practicable after such third quarter 2001 results have been reviewed by the Board or the appropriate committee thereof (but in all events prior to December 31, 2001), terminate the Executive's employment effective as of December 31, 2001. Upon the effective date of any termination described in this Section 6.3, the Company shall pay to the Executive all compensation and benefits to which the Executive has a vested right at that time. Also, as severance pay, the Company shall pay the Executive a lump sum amount equal to the sum of (i) an amount equal to the Executive's Base Salary and (ii) the annual bonus that would have been payable to the Executive for 2002 in accordance with Section 4.2 assuming that target levels of earnings are achieved. With the exception of the covenants contained in Section 7 herein (which shall survive such termination), and with the exception of the payments and benefits described in this Section 6.3, the Company and the Executive thereafter shall have no further obligations under this Agreement.

         6.4. Breach of Contract by the Company. If the Company materially breaches any obligation to the Executive hereunder and does not cure such breach within 30 days of receipt of notice from the Executive then the Executive may elect, by written notice to the Company within 60 days thereafter (the "Elective Termination Notice"), to treat the failure to cure such breach as an involuntary termination of his employment with the Company effective as of the date the Elective Termination Notice is sent by the Executive. Upon the effective date of any termination described in this Section 6.4, the Company shall pay to the Executive all compensation and benefits to which the Executive has a vested right at that time. Also, as severance pay, the Company shall pay the Executive a lump sum amount equal to the sum of (i) the amount of Base Salary that would have been paid to the Executive through the remainder of the Term under Section
4.1 and (ii) an amount equal to the annual bonus(es) that would have been payable to the Executive in accordance with Section 4.2 for the remainder of the Term, assuming that for each year Target levels of earnings were achieved. With the exception of the covenants contained in Section 7 herein (which shall survive such termination), and with the exception of the payments and benefits described in this Section 6.4, the Company and the Executive thereafter shall have no further obligations under this Agreement.

         6.5. Continued Benefits Coverage. If the Executive's employment is terminated in the manner described in either Section 6.3 or 6.4, the Company shall also continue the Executive's medical, group term life, and disability insurance coverages for the remainder of the Term at the same premium to the Executive, and at the same coverage levels as though Executive had continued in the Company's employ. The benefits set forth herein shall be provided to the Executive in compliance with the terms of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). These insurance benefits will be discontinued prior to the end of the Term hereof in the event the Executive receives substantially similar benefits from a subsequent employer. The Executive shall have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits from employment and shall provide (or cause to be provided) to the Company, in writing, correct, complete and timely information concerning the same.

         6.6. Termination for Cause. Nothing in this Agreement shall be construed to prevent the Board of the Company from terminating the Executive's employment under this Agreement for "Cause." In the event the Board of the Company determines that Cause exists, the Board shall deliver written notice to the Executive. Upon receipt of this written notification, all provisions of this Agreement shall terminate, except for the provisions of Section 7 herein (which shall survive such termination), and the Company shall pay the Executive all compensation and benefits to which he has a vested right at that time. However, no pro rata payment will be made under the annual bonus or long-term incentive plans for performance years or periods then in progress, and the Company's obligation to pay and provide the Executive Base Salary, annual bonus, and any further option grants (as provided in Sections 4.1, 4.2, and 4.3 herein, respectively) after the effective date of such "For Cause" termination shall immediately expire. Except for the covenants in Section 7 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

         For purposes of this Agreement, "Cause" shall mean the occurrence of any one or more of the following:

         (i) The Executive is convicted of or pleads guilty to any felony or any act of fraud or embezzlement; or

         (ii) The Executive engages in conduct or activities involving moral turpitude and such conduct or activities are materially damaging to the property, business or reputation of the Company; or

         (iii) The Executive embezzles or knowingly, and with intent, misappropriates any property of the Company.

SECTION 7.  COVENANTS AND REMEDIES

         7.1. Covenants. Without the prior written consent of the Company, the Executive shall not, directly or indirectly:

         (a) Disclose Information. Use, attempt to use, disclose, or otherwise make known to any person or entity (other than the employees, agents, officers, and/or the Board of Directors of the Company):

                  (i) Any confidential or proprietary knowledge or information, including without limitation, names of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes, products, and systems, as well as any data and records pertaining thereto, which the Executive may acquire in the course of his employment.

                  (ii) Any confidential or proprietary knowledge or information of a confidential nature (including but not limited to all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, computer systems and programs, trade secrets, products, memoranda of the Company, pricing, details of customer insurance contracts, names of agents and details of agents contracts.

         (b) Employment. The Executive is permanently prohibited from soliciting for employment, or arranging to have any other person, firm, or other entity soliciting for employment, any person who is then a current employee of the Company, based on a promise of a job following the employee's resignation from the Company.

         7.2. Remedies. The Executive hereby acknowledges and agrees that, in the event of any breach or anticipated breach of the covenants contained in this Section 7, the Company shall be authorized and entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief, as well as an equitable accounting of all profits and benefits arising out of such violation. These rights and remedies shall be cumulative, and in addition to any other rights and remedies to which the Company may be entitled, including the right to damages, directly or indirectly, sustained by the Company due to such breach or the potential irreparable injury to the Company as a result of such breach. In the event that the Board of Directors of the Company, acting in good faith, determines that a material breach exists of any or all of these covenants, and the Executive does not cure such breach, if susceptible of cure, to the satisfaction of the Board of Directors of the Company within 10 days of notice of such breach from the Company, the Executive will immediately forfeit all unpaid awards and severance benefits otherwise payable hereunder, and will be further subject to additional injunctive and pecuniary judgments as described above. If any court determines that the foregoing covenant, or any part thereof, is unenforceable for any reason, the duration or scope or other element of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

SECTION 8.  ASSIGNMENT

         8.1. Assignment by the Company. Except as herein provided, this Agreement may not otherwise be assigned by the Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes for the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or essentially all of the assets of business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

         8.2. Assignment by Executive. Executive shall not assign any obligations or responsibilities he has under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

SECTION 9.  MISCELLANEOUS

         9.1. Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

         9.2. Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

         9.3. Severability. If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of the Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

         9.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         9.5. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         9.6. Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

         9.7. Construction. The Section and Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 10.  GOVERNING LAW

         To the extent not preempted by Federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Nebraska.



          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of September 19, 1999 to take effect as of the Closing Date.

                                             JEFFERSON-PILOT CORPORATION


                                             By   /s/ David A. Stonecipher
                                               ---------------------------------
                                                Name:   David A. Stonecipher
                                                Title: Chairman, President and
                                                       Chief Executive Officer



                                             /s/ Robert D. Bates
                                             -----------------------------------
                                             Robert D. Bates